Exhibit 5.1

Baker & McKenzie LLP 452 Fifth Avenue New York, NY 10018 United States Tel: +1 212 626 4100 Fax: +1 212 310 1600 www.bakermckenzie.com

April 21, 2026

Teledyne Technologies Incorporated

1049 Camino Dos Rios

Thousand Oaks, California 91360

Re: Teledyne Technologies Incorporated Registration Statement on Form S-8

Ladies and Gentlemen:

As counsel to Teledyne Technologies Incorporated, a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on or about April 23, 2026, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 4,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, subject to issuance by the Company upon exercise or settlement of awards to be granted under the Company’s Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan (the “Amended Plan”).

We have reviewed a copy of the Amended Plan and the Registration Statement, and we have examined the originals or copies, certified or otherwise identified to our satisfaction, of records of the Company, agreements and certificates of officers or other representatives of the Company and others, and public documents and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied certified copies and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, public officials and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold by the Company in accordance with the terms of the Amended Plan and the applicable form of award agreement thereunder, against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share), and duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware as now in effect.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

This opinion letter is limited to the matters stated herein and expressed as of the date hereof. No opinion is implied or may be inferred beyond the matters expressly stated and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ BAKER & MCKENZIE LLP

BAKER & MCKENZIE LLP